Exhibit 99.1

        Robocom Reports 5th Consecutive Quarter of Net Income and Results
                                for 2nd Qtr 2004

MASSAPEQUA, NY, January 12, 2004 -Robocom Systems International Inc. (OTCBB:
RIMS) announced its results for the second quarter ended November 30, 2003.

For the second fiscal quarter of 2004, Robocom reported net income of $18,948, or $0.004 per share, as compared to $131,749, or $0.030 per share, in the year-ago quarter. For the six months ended November 30, 2003, net income declined 7% to $24,206, or $0.005 per share, as compared to $72,338, or $0.020 per share, in the year ago period. For the six months ended November 30, 2003, the Company operated on a positive cash flow basis and, excluding non-cash expenses, recorded net income of $402,848, or $0.09 per share, as compared with $528,973, or $.12 per share, in the year-ago period. "While we would have liked to have done better in the second quarter, we are generally pleased with our results," said Irwin Balaban, President and CEO.

Software license revenue decreased by approximately 46% to $94,621, as compared with $174,779 for the six-month period ended November 30, 2003. Revenue from services decreased by approximately 40% and hardware sales decreased by approximately 72%, as compared to the year-ago period. Maintenance revenue increased by approximately 2%, as compared to the prior period. Software amortization declined by 17% and selling, general and administrative expenses decreased by 26%. This resulted in an operating income of $24,206 as compared to $72,338, in the year-ago period.

Highlights of the second quarter include:

      o Signed agreement with Osram Sylvania, Inc. to implement RIMS at its third distribution center in Versailles, KY.

      o Signed a contract with DUCOM, Inc. of Silver Spring, MD, a prime contractor to the Federal Aviation Administration, to supply the RIMS warehouse management system to the FAA Logistics Center at the Mike Monroney Aeronautical Center in Oklahoma City.

      o Continued development on our latest version of RIMS(TM), Version 5.0, which focuses on an improved browser user interface and enhanced features like the RIMS Tool Kit, Third Party Billing (Activity Based Costing) and support for Global Trade Item Number
            (GTIN) tags.

      o Continued to strengthen the sales pipeline by aggressively pursuing new opportunities in both the private and public sector.

"Although we are still feeling the effects of economic uncertainties and depressed spending for information technology, both here in the United States and abroad, Robocom has been able to maintain profitability," said Mr. Balaban. "With the new business acquired in this quarter and


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the current pipeline of opportunities, I anticipate revenue growth in the latter part of 2004. I am excited about Robocom's future."

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                 Quarter Ended       Six Months Ended
                                                  November 30,          November 30,
                                                 2003      2002       2003       2002
                                                 ----      ----       ----       ----
      Revenues                                 $  670     $  919     $1,340     $1,900
      Cost of revenues                            338        373        683      1,021
                                               ---------------------------------------
      Gross margin before amortization            332        546        657        879
      Software amortization                       189        231        379        457
                                               ---------------------------------------
      Gross margin                                143        315        278        422

      Selling, general & administrative
          expenses                                119        173        245        329
                                               ---------------------------------------
      Income from operations                       24        142         33         93
      Interest expense                              5         10          9         21
                                               ---------------------------------------
      Income before provision for
          income taxes                             19        132         24         72
      Provision for income taxes                   --         --         --         --
                                               ---------------------------------------
      Net income                               $   19     $  132     $   24     $   72
                                               =======================================

      Net income per share
          (basic and diluted)                  $0.004     $0.030     $0.005     $0.020
                                               =======================================
      Weighted average shares outstanding:
          Basic                                 4,496      4,496      4,496      4,496
                                               =======================================
               Diluted                          4,613      4,496      4,575      4,496
                                               =======================================

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Forward Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, general economic and business conditions; industry trends; changes in demand for the Company's product; the timing of orders received from customers; announcements or changes in pricing policies by the Company or its competitors; unanticipated delays in the development, market acceptance or installation of the Company's products; availability of management; and availability, terms and deployment of capital.
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